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                                   EXHIBIT 5.1

                        [CASSIDY & ASSOCIATES LETTERHEAD]

                                  July 5, 1999

Board of Directors
155 Montgomery Street, #406
San Francisco, California 94104

Gentlemen:

         This opinion letter is submitted to you in conformance with Item 601 of Regulation S-B of the Securities and Exchange Commission with respect to the registration on Form S-8 (the "Registration Statement") by Prime Companies, Inc., a Delaware corporation, ("the Company") of 200,000 shares of Common Stock, $.0001 par value per share ("the Shares"), to be issued to David Lefkowitz.

         We have examined the original, certified, conformed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents. We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

         Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized for issue and that the Shares, when issued as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion letter in the Registration Statement to be filed with the Securities and Exchange Commission.


                                       Sincerely,

                                       Cassidy & Associates


                                       By /s/ James Michael Cassidy
                                         -------------------------------
                                          James Michael Cassidy, Esq.